PCS Edventures! Announces Content License and Royalty Agreement With Kindle Experiential Learning Private Ltd. of India

BOISE, ID--(Marketwire -09/14/11)- PCS Edventures! (OTC.BB: PCSV.OB - News), which designs and delivers educational products and services to the K-16 market, today announced that, as a result of the Company's focus on international markets for its STEM Learning Centers, it has reached a content license and royalty agreement with Kindle Experiential Learning Private Ltd. of India ("KEL").

"PCS has been actively engaged in exploring and evaluating various international market opportunities involving the potential for the Company's proprietary content and curriculum in STEM Learning Center environments," stated Valerie L. Grindle, Chief Executive Officer of PCS Edventures!.com, Inc. "The Learning Center model represents a strategic market opportunity for PCS, and we believe individuals and companies in other countries are interested in this type of STEM learning opportunity. While early in the rollout process, we are in various stages of discussions with such parties. The Learning Center concept evolved from the original roots of our Company, which was founded over 20 years ago as a provider of afterschool programs. Learning Centers are experiential learning-focused, with a primary emphasis on the subjects of Science, Technology, Engineering and Math. Students develop hands-on experience using high-tech tools, while acquiring critical 21st century skills that will enable them to be more competitive in the global economy. For the past decade, PCS has focused on the development and deployment of experiential STEM products and programs in afterschool and school-based sites around the world. The extensive library of STEM-related content developed by PCS represents a comprehensive resource for afterschool and student enrichment applications."

Robert O. Grover, President of PCS International, said, "Returning to the Learning Center business is like coming home for me. PCS International targets the potential to take full advantage of the foundational principles of our Company on a global scale. With that in mind, this is a wonderful opportunity for PCS to expand its reach into India, which represents one of the largest educational markets in the world. The fact that we are doing this in partnership with the seasoned entrepreneurial team at Kindle Experiential Learning speaks volumes. The discussions with KEL have been ongoing for over a year, and we were very impressed with KEL's thorough evaluation of the market opportunity. The entire PCS team looks forward to the launch of this relationship and the official opening of the first center in India."

"We are pleased to work with PCS Edventures! as the knowledge partner for our STEM offerings," observed Hari Verma, Chief Executive Officer of Kindle Experiential Learning Private Ltd. of India. "The quality of content, depth of research and passion of the entire PCS team made the company a very compelling choice for the partnership. With our plans to introduce 'Experiential methods' to make learning more interesting, engaging and child-centric, we hope to usher in much needed changes that can prepare our children for the future."

"While we look forward to this new relationship with great enthusiasm, we feel compelled to caution our current and future shareholders that the Indian contract will not become effective until we receive KEL's initial payment; that Kindle Experiential Learning is a start-up business, although its founders have over 30 years of combined experience in the education field; and that KEL's business plan anticipates the opening of Learning Centers at a conservative pace," concluded Ms. Grindle.

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop contemporary skills for the 21st Century, including critical thinking, problem solving, innovation, creativity, and communications. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information is available on the Internet at http://www.edventures.com.

PCS Edventures! is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol "PCSV."

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting the factors that could materially affect the Company and its operations are contained in its annual report on Form 10K for the year ended March 31, 2011, and Form 10-Q for the three months ended June 30, 2011 as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

For additional information, please contact:

Valerie Grindle, CEO at (208) 343-3110 or via email at vgrindle@pcsedu.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com